Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Virax Biolabs Group Limited

We consent to the incorporation by reference in the Form F-1 Registration Statement of Virax Biolabs Group Limited (the "Company”) of our report dated August 12, 2022 with respect to our audits of the consolidated statements of financial position of March 31, 2022 and 2021, and consolidated statements of profit and loss and other comprehensive loss, changes in equity and cash flows for the years then ended appearing in the Annual Report on Form 20-F of the Company for the year ended March 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

March 21, 2023